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	Investor Contact:	Teri Miller (954) 308-8216 terilmiller@spherion.com

FOR IMMEDIATE RELEASE	Media Contact:	Kip Havel (954) 308-6324 kiphavel@spherion.com

SPHERION ANNOUNCES AMENDED CREDIT FACILITY, PLANS TO CALL
CONVERTIBLE NOTES AND UPDATES SECOND QUARTER EARNINGS GUIDANCE

     FORT LAUDERDALE, Fla., July 13, 2004 — Spherion Corporation (NYSE: SFN) today announced that it has entered into an amendment to its current credit facility. The facility, which is secured by principally all of the Company’s accounts receivable, has been expanded to a total of $250 million and the maturity has been extended through June 2009.

     The Company intends to call and redeem its $89.6 million outstanding 4.5% Convertible Notes, due June 2005. The Company will provide notice immediately to its transfer agent and expects the redemption process to be completed in the third quarter 2004. The Company will use cash on hand, proceeds from the sale of its discontinued operations and borrowings under the amended credit facility to fund the redemption.

     Additionally, the Company anticipates that revenues in the second quarter of 2004 will be between $495 and $500 million or approximately 17%-18% growth on a year over year basis. Earnings per share from continuing operations are anticipated to be between $0.04 and $0.06 for the second quarter of 2004.

     Spherion President and Chief Operating Officer Roy Krause commented, “We are pleased with accelerating revenue trends in the second quarter and our continued focus on execution. These growth trends, improving financial results and the expansion of our credit facility afford us increased financial flexibility and support ongoing growth initiatives.”

About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Changing market conditions - our business is dependent upon the availability of qualified personnel; Corporate strategy — we may not achieve the intended effect of our business strategy; Technology investments – our investment in technology initiatives may not yield their intended results; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Debt Compliance- Failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — government regulation may increase our costs; business risks associated with international operations could make those operations more costly; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; certain contracts contain termination provisions and pricing risks; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.